Exhibit 4.4.4

MORTGAGEE’S DISCLAIMER AND CONSENT

Dated:  July 17, 2009

This MORTGAGEE’S DISCLAIMER AND CONSENT is made as of the          day of July, 2009, by the EXCHANGE NATIONAL BANK & TRUST CO. the “Mortgagee”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”).

Preliminary Statements

The City of Atchison, Kansas, a Kansas municipal corporation (the “City”) is the owner of certain premises and improvements thereon located in Atchison County, Kansas and described in Exhibit A attached hereto (the “Premises”).

The City issued its Taxable Industrial Revenue Bonds, Series 2006 (MGP Ingredients Project), in an aggregate principal amount of $7,000,000 (the “Bonds”), the proceeds of which were used to pay the costs of acquiring, purchasing, constructing and equipping a project consisting of an office building and a technical center facility located on the Premises.

Pursuant to the Lease dated as of December 28, 2006, between the City and MGP Ingredients, Inc., a Kansas corporation (“Company”), evidenced by a Notice of Lease filed with the Register of Deeds of Atchison County, Kansas on January 16, 2007, in Book 559 at Page 137, the City leased the Premises, including all machinery and equipment financed by the Bonds (the “Equipment”; together with the Premises, the “Project”) to Company in consideration for which the City, pursuant to a Trust Indenture dated as of the issue date of the Bonds (the “Indenture”) between the City and Trustee, issued the Bonds.

By Assignment of Lease dated December 27, 2006, the City assigned to Trustee, all of the City’s right, title and interest in the Lease for the purpose of (i) exercising certain rights of the City under the Lease; and (ii) performing and carrying out, to the extent directed to do so in the Indenture, any duties and obligations of the City thereunder.

The Company has purchased and is the sole registered and beneficial owner of the Bonds.

Mortgagee has provided certain financing to Company (the “Exchange Financing”) secured by Company’s interest (i) under the Lease pursuant to the Leasehold Mortgage (as defined below), (ii) in the Bonds pursuant to that certain Pledge and Security Agreement by Company in favor of Mortgagee dated as of April 15, 2009 (the “Bond Pledge”) and (iii) in certain real property of Company located in Tazewell County, Illinois pursuant to that certain Mortgage with Future Advance Clause dated April 14, 2009, and recorded on April 16, 2009, as Document No. 09-8285 in the real estate records of Tazewell County, Illinois (the

“Pekin Mortgage”; together with the Leasehold Mortgagee, Bond Pledge and each other document relating to the Mortgagee Financing, the “Exchange Documents”).

Now therefore, to induce Wells Fargo to extend credit and other financial accommodations to or for the benefit of Company, secured by Company’s property including accounts, chattel paper, commercial tort claims, deposit accounts, documents, equipment, farm products, general intangibles, instruments, inventory, investment property, letter-of-credit rights, letters of credit, money and any other personal property (collectively, the “Collateral”), and for other good and valuable consideration, Mortgagee agrees and certifies as set forth herein.

Agreement

1.                                       Premises; Leasehold Mortgage; Pledge.  In connection with the Exchange Financing, (i) Mortgagee holds a leasehold mortgage lien on the leasehold estate created by the Lease, pursuant to a that certain Leasehold Mortgage, Security Agreement and Fixture Filing (as hereafter amended, modified or restated, the “Leasehold Mortgage”), a true, correct and complete copy of which is attached hereto as Exhibit B and (ii) Company has pledged to Mortgagee the Company’s interest as holder of the Bonds pursuant to the Bond Pledge (collectively, the “Exchange Collateral”).  The Exchange Documents are in full force and effect and Company is not in default of any provision of the Exchange Documents.

2.                                       Disclaimer; Limitation of Lien.  Mortgagee does not own or hold, and hereby releases and disclaims, any title, security interest, lien, claim or other interest in any Collateral. Notwithstanding the preceding sentence, Mortgagee does not hereby disclaim any interest in fixtures, improvements, machinery and equipment which now or in the future constitute part of the Project, and all substitutions for, changes in or replacements of the whole or any part thereof, but only to the extent that such substitutions, changes and replacements constitute a part of the Project.  Mortgagee hereby agrees that the outstanding principal balance of any financing provided by Mortgagee to Company, including the Exchange Financing, secured by the Exchange Documents may not exceed $2,800,000 at any time (which shall not be deemed a limitation on interest, fees or expenses that are secured by the Financing Documents) and hereby releases and disclaims, any title, security interest, lien, claim or other interest in the Lease, Bonds or Collateral which exceeds this aggregate amount.

3.                                       Notices to Wells Fargo.  Mortgagee shall use its best efforts to promptly notify Wells Fargo as provided herein of each of the following events:

(a)                                  any notice which Mortgagee may give to Company regarding any breach of the Exchange Documents, or any termination of Company’s rights to use, lease or possess the Project;

(b)                                 any legal action which Mortgagee may commence to foreclose Company’s interests in the Exchange Collateral, or to take possession of the Project;

(c)                                  any agreement or proposal for Company to voluntarily convey to Mortgagee title to all or any portion of the Exchange Collateral; and

(d)                                 Mortgagee, or any receiver or agent on its behalf, acquires possession of the Project through foreclosure, voluntary conveyance by Company, court order or otherwise.

All notices to Wells Fargo shall be deemed given when received by Wells Fargo at:

Wells Fargo Bank, National Association

MAC N9312-040
109 South 7th Street, 4th Floor
Minneapolis, MN 55402
Attention: Becky A. Koehler

4.                                       Wells Fargo’s Right to Occupy Project.  Mortgagee hereby grants Wells Fargo the right to take and remain in possession of the Project for purposes of holding, processing, manufacturing, selling, using, storing, liquidating, realizing upon or otherwise disposing of the Collateral, and for related and incidental purposes, for up to 180 days from and after the date on which Mortgagee, or any receiver or agent on its behalf, acquires possession of the Project through foreclosure, voluntary conveyance, court order or otherwise.  During the period Wells Fargo occupies the Project, Wells Fargo will pay Mortgagee a fee of $200 per day or portion thereof.  Wells Fargo shall reimburse Mortgagee for any physical damage to the Premises actually caused by Wells Fargo during any period when Wells Fargo is in possession of the Premises.  Mortgagee acknowledges that Wells Fargo shall not be liable for any diminution in value of the Project during the period of time in which Wells Fargo has physical possession of the Project.

5.                                       Miscellaneous.  This Disclaimer and Consent shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of  Kansas.  This Disclaimer and Consent may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  No failure on the part of Wells Fargo to exercise, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.  This Disclaimer and Consent expresses completely, exclusively and finally all the agreements, conditions and covenants of the parties and does not need evidence (written or oral) of prior, contemporaneous or subsequent statements or representations (express or implied) to reflect the intentions of the parties.  This Disclaimer and Consent may not be supplemented or modified except in writing.  This Disclaimer and Consent inures to the benefit of Wells Fargo and its participants, successors, and assigns, and binds Mortgagee and its respective successors and assigns.  Mortgagee will notify any successor or assign of the terms of this Disclaimer and Consent.  This Disclaimer and Consent does not imply a commitment to lend and shall be binding as long as any credit facility remains outstanding, or any obligations of Company to Wells Fargo remain outstanding or are subject to being set aside, recovered, rescinded or required to be returned for any reason.  THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS DISCLAIMER AND CONSENT.

9.                                       Preliminary Statements.  The preliminary statements set forth above are accurate, represent the intent of the parties hereto and are incorporated herein by reference.

IN WITNESS WHEREOF, the undersigned has caused this Mortgagee’s Disclaimer and Consent to be executed by its respective officer thereunto duly authorized, as of the date first above written.

EXCHANGE NATIONAL BANK & TRUST CO.

By:	/s/ Mark Windsor
	Name:	Mark Windsor
	Title:	President

This instrument was drafted by:

Trevor A. Jenkins

1200 Main Street, Suite 3500

Kansas City, MO 64106

STATE OF KANSAS	)
)
COUNTY OF ATCHISON	)

The foregoing instrument was acknowledged before me this 17th day of July, 2009, by Mark Windsor, the President of Exchange National Bank & Trust Co., on behalf of said bank and trust.

/s/ Sandra L. Becker
Notary Public

EXHIBIT A
TO
MORTGAGEE’S DISCLAIMER AND CONSENT

The Premises referred to in the referenced instrument are located in Atchison County, Kansas, and are described as follows:

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EXHIBIT B
TO
MORTGAGEE’S DISCLAIMER AND CONSENT

[COPY OF LEASEHOLD MORTGAGE]

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